As filed with the Securities and Exchange Commission on July 2, 2024

Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Townsquare Media, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	27-1996555
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

One Manhattanville Road,	10577
Purchase, New York	(Zip Code)
(Address of Principal Executive Offices)

Amended and Restated Townsquare Media, Inc. 2014 Omnibus Incentive Plan
(Full title of the plan)

Stuart Rosenstein
Executive Vice President and Chief Financial Officer
Townsquare Media, Inc.
One Manhattanville Road, Suite 202
Purchase, New York 10577
(Name and address of agent for service)
(203) 861-0900
(Telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Joshua N. Korff, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On May 9, 2024 (the “Effective Date”), the shareholders of Townsquare Media, Inc. (the “Registrant”) approved the Amended and Restated Townsquare Media, Inc. 2014 Omnibus Incentive Plan (the “2024 Plan”), which superseded and replaced the Townsquare Media, Inc. 2014 Omnibus Incentive Plan (the “Prior Plan”) in its entirety, effective as of the Effective Date.
The aggregate number of shares of the Registrant’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), the Registrant’s Class B common stock, par value $0.01 per share (“Class B Common Stock”), and the Registrant’s Class C common stock, par value $0.01 per share (collectively, “Common Stock”) that may be issued under the 2024 Plan will not exceed (a) 27,000,000 shares of Common Stock, less (b) the aggregate number of shares of Common Stock that have been issued pursuant to awards that were outstanding under the Prior Plan as of the Effective Date, subject to adjustment in accordance with the terms of the 2024 Plan. The purpose of the 2024 Plan is solely to extend the term of the Company’s only existing equity incentive plan for an additional ten years, through May 9, 2034. Accordingly, the 2024 Plan does not increase the number of shares of Common Stock reserved for issuance, and therefore no additional shares of Common Stock will be newly authorized for issuance under the 2024 Plan. Further, any shares of Common Stock issued pursuant to awards granted under the Prior Plan that were outstanding as of the Effective Date will be issued from the share reserve of the 2024 Plan.
This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an aggregate of 32,400,000 shares of Class A Common Stock and Class B Common Stock available for issuance to eligible individuals under the 2024 Plan pursuant to the terms and conditions of the 2024 Plan.
PART I
The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been previously filed with the Securities and Exchange Commission (the “SEC”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:
(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024, including the information specifically incorporated by reference into that Annual Report on Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed with the SEC on March 26, 2024.
(b)    The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 9, 2024.
(c)    The Registrant’s Current Report on Form 8-K filed with the SEC on May 10, 2024.
(d)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed, since the end of the fiscal year covered by the annual report referred to in (a) above.

(e)    The description of the Registrant’s Class A common stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12(b) of the Exchange Act, on July 22, 2014 (Registration No. 001-36558), including any amendments or reports filed for the purpose of updating such descriptions.
All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment hereto which indicate that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding information contained in such incorporated documents that is deemed furnished and not filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
The documents incorporated by reference herein contain or will contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Certificate of Incorporation provides for this limitation of liability.
Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
The Registrant’s By-laws provide that the Registrant will indemnify its directors and officers to the fullest extent authorized by the DGCL; provided that, except under limited circumstances with respect to proceedings to enforce rights to indemnification or advancement of expenses, the Registrant will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the first instance by the board of directors of the Registrant.
The Registrant’s By-laws also provide that the Registrant must pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that if and to the extent required by the DGCL, the advancement of expenses will only be made upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified.
The indemnification rights set forth above will not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s Certificate of Incorporation or By-laws, agreement, vote of stockholders or disinterested directors or otherwise.
The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers as required by its organizational documents or indemnification agreements between the Registrant and its directors and officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1    Certificate of Incorporation of Townsquare Media, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1/A filed with the SEC on July 14, 2014).
4.2    By-laws of Townsquare Media, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1/A filed with the SEC on July 14, 2014).
5.1    Opinion of Kirkland & Ellis LLP, with respect to the legality of the shares of Class A and Class B common stock being registered hereby (filed herewith)
23.1    Consent of BDO USA, P.C. (filed herewith)
23.2    Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1    Power of Attorney of certain officers and directors of the Registrant to file future amendments (set forth on the signature page of this Registration Statement)
99.1    Amended and Restated Townsquare Media, Inc. 2014 Omnibus Incentive Plan (filed herewith)
107    Filing Fees Table (filed herewith)
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on July 2, 2024.

TOWNSQUARE MEDIA, INC.

By:	/s/ Stuart Rosenstein
Name: Stuart Rosenstein
Title: Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Stuart Rosenstein, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto the said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on July 2, 2024 in the capacities indicated.

Name	Title

/s/ Bill Wilson	Chief Executive Officer and Director (Principal Executive Officer)
Bill Wilson

/s/ Stuart Rosenstein	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Stuart Rosenstein

/s/ Robert Worshek	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Robert Worshek

/s/ Steven Price	Executive Chairman and Director
Steven Price

/s/ B. James Ford	Director
B. James Ford

/s/ Gary Ginsberg	Director
Gary Ginsberg

/s/ Stephen Kaplan	Director
Stephen Kaplan

/s/ David Lebow	Director
David Lebow

/s/ Gary D. Way	Director
Gary D. Way